                                                                    Exhibit 3(a)

                                                              As of May 13, 1987

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                LYNCH CORPORATION

      Lynch Corporation (hereinafter referred to as the "Corporation"), having duly elected to be governed by IC 23-1-18 through IC 23-1-54 (except for IC
23-1-18-3, IC 23-1-21 and IC 23-1-53-3) effective October 10, 1986, desiring to amend and restate its Articles of Incorporation pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the
"Corporation Law"), submits the following Restated Articles of Incorporation:

                                   ARTICLE I

                                      NAME

      The Name of the Corporation is Lynch Corporation.

                                   ARTICLE II

                               PURPOSE AND POWERS

      SECTION 2.1. PURPOSE OF THE CORPORATION. The purpose for which the
Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the
Corporation Law.

      SECTION 2.2. POWERS OF THE CORPORATION. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporation by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Restated
Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.

                                  ARTICLE III

                           REGISTERED OFFICE AND AGENT

      The street address of the Corporation's registered office at the time of adoption of these Restated Articles of Incorporation is One North Capitol
Avenue, Indianapolis, Indiana, 46204 and the name of its registered agent at such office at the time of adoption of these Restated Articles of Incorporation is CT Corporation System.

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                                   ARTICLE IV

                                     SHARES

      SECTION 4.1. AUTHORIZED CLASS AND NUMBER OF SHARES. The capital stock of the Corporation shall be of one class and kind, which shall be referred to as
Common Stock. The total number of shares which the Corporation has authority to issue shall be 10,000,000 shares of Common Stock. The Corporation's shares of
Common Stock do not have any par or stated value except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation's shares of Common
Stock shall be deemed to have a par value of $0.01 per share.

      SECTION 4.2. VOTING RIGHTS OF SHARES. Except as otherwise provided by the
Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, the Corporation's shares of
Common Stock have unlimited voting rights and each outstanding share of Common
Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.

      SECTION 4.3. OTHER TERMS OF SHARES. The Corporation's shares of Common
Stock shall be equal in every respect insofar as their relationship to the
Corporation is concerned (but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the
Corporation). The holders of shares of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of the
Corporation, either voluntary or involuntary, the holders of shares of Common
Stock shall be entitled to share, ratably according to the number of shares of
Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

      Shares of Common Stock of the Corporation purchased, redeemed or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase redemption or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

                                   ARTICLE V

                                    DIRECTORS

      SECTION 5.1. NUMBER. The Board of Directors at the time of adoption of these Restated Articles of Incorporation by the Board of Directors is composed of nine (9) members, and the number of Directors shall be fixed by the By-Laws and may be changed from time to time by amendment to the By-Laws. The By-Laws may also provide for staggering the terms of the members of the Board of
Directors by dividing the total number of Directors into two (2) or three (3)
groups (with each group containing one-half (1/2) or one-third (1/3) of the total, as near as may be) whose terms of office expire at different times.

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      SECTION 5.2. VACANCIES. Vacancies occurring in the Board of Directors shall be filled in the manner for the filling of vacancies, in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

                                   ARTICLE VI

               PROVISIONS RELATING TO BY-LAWS AND INDEMNIFICATION

      SECTION 6.1. BY-LAWS. The Board of Directors shall have the exclusive power to make, alter, amend or repeal, or to waive provisions of, the By-Laws of the Corporation by the affirmative vote of a majority of the entire number of
Directors at the time, except as expressly provided by the Corporation Law.

      SECTION 6.2. INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER ELIGIBLE
PERSONS.

   (a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable
Expense that may be incurred by such Eligible Person in connection with or resulting from any Claim, (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible
Person is determined, as provided in either Section 6.2(f) or 6.2(g), to have acted in good faith, in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interest and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of NOLO CONTENDERE, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonable believed his actions to be in the interests of the participants in or beneficiaries of the plan.

   (b) The term "Claim" as used in this Section 6.2 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise.

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   (c) The term "Eligible Person" as used in this Section 6.2 shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if the Eligible Person's duties to the Corporation also imposed duties on, or otherwise involved services by, the Eligible Person to the plan or to participants in or beneficiaries of the plan.

   (d) The terms "Liability" and "Expense" as used in this Section 6.2 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

   (e) The term "Wholly Successful" as used in this Section 6.2 shall mean (i)
termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or
(iii) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

   (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the
"Referee"), shall deliver to the Corporation a written finding that such
Eligible Person has met the standards of conduct set forth in Section
6.2(a)(ii), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses.

   (g) If an Eligible Person claiming indemnification pursuant to Section 6.2(f)
is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 6.2(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a
Referee, or if the Referee or the Board of Directors fails to make a determination under Section 6.2(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the
Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible
Person met the standards of conduct set forth in Section 6.2(a)(ii). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

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   (h) The rights of indemnification provided in this Section 6.2 shall be in addition to any rights to which any Eligible Person may otherwise be entitled.
Irrespective of the provisions of this Section 6.2, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible
Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (ii)
authorize the Corporation to purchase and maintain insurance on behalf of any
Eligible Person against any Liability asserted against such Eligible Person and incurred by him in any such capacity, or arising out of the Eligible Person's status as such, whether or not the Corporation would have the power to indemnify him against such liability.

   (i) Expenses incurred by an Eligible Person with respect to any Claim, may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount unless he is determined to be entitled to indemnification.

   (j) The provisions of this Section 6.2 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 6.2 that occurs subsequent to such person becoming an Eligible Person.

   (k) The provisions of this Section 6.2 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

      SECTION 7.1. AMENDMENT OR REPEAL. Except as otherwise expressly provided for in these Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservations.

      SECTION 7.2. REDEMPTION OF SHARES ACQUIRED IN CONTROL SHARE ACQUISITIONS.
If and whenever the provisions of IC 23-1-42 apply to the Corporation, it is authorized to redeem its securities pursuant to IC 23-1-42-10.

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